Exhibit 99.1
D.R. HORTON, INC. ANNOUNCES THE PASSING OF COMPANY FOUNDER AND CHAIRMAN, DONALD R. HORTON

ARLINGTON, Texas (Business Wire) – May 17, 2024

D.R. Horton, Inc. (NYSE:DHI), America’s Builder, today announced the sudden passing of Donald R. Horton, the Company’s Founder and Chairman of the Board of Directors (“the Board”). David V. Auld, the Company’s Executive Vice Chairman, has been appointed by the Board to serve as Executive Chairman, effective immediately.

“It is with great sadness that I announce the passing of my friend and our Company’s iconic founder and Chairman, Don (“DR”) Horton. Throughout the Company’s 46-year existence, he worked tirelessly to build a national homebuilding operation with a strong company culture, and the impact of his personal involvement with our team of operators across the United States has contributed immeasurable value to our company and people,” Auld said.

Auld continued, “I am deeply grateful to DR for his friendship, leadership and commitment to making D.R. Horton the leading homebuilder in America. DR was truly a pioneer in the homebuilding industry. From the first house he built in 1978 in Fort Worth, Texas as a local homebuilder, he led the business to unprecedented growth regionally and then nationally. Under DR’s leadership, we have had the privilege of helping more than one million American individuals and families achieve homeownership. We are all indebted to DR for his vision, tenacity and never-ending drive to continue to grow and improve our Company. While he is impossible to replace, we will strive to carry on his legacy of enabling the dream of homeownership for individuals and families across the United States in every stage of their lives. Our sincere condolences and prayers go out to DR’s wife, Marty; his sons, Ryan and Reagan; daughters-in-law, Stacy and Michelle; their four grandchildren; and the rest of DR’s family.”

Throughout the Company’s history, Don steadfastly maintained a strategy of decentralized operational decision making, which was considered unorthodox by many industry observers. The company’s local leadership teams have been and continue to be empowered to make local business decisions, such as product offerings, price points and home features. Today, we consider this important company tenet a critical ingredient to our past and future success.

Over the years, Don traveled extensively visiting the Company’s field operations. During these visits, he made it a point to meet everyone in the sales offices, job sites and division offices, and he continually emphasized that the people in our operational teams are the key to our business success. Don was approachable and relatable to everyone he met and maintained an unassuming personal lifestyle, as he never forgot his humble beginnings and the hard work it took to succeed.

Don always referred to the Company, including our employees, homebuyers, vendors and subcontractors, as the D.R. Horton family. While the Company has grown significantly, the sentiment remains true, and Don championed several initiatives for the benefit of D.R. Horton employees and their families. He founded a Horton summer camp for employees’ children to enjoy activities in the great outdoors and truly enjoyed leading and actively participating in the summer camp for many years. The D.R. Horton, Inc. Foundation was created to provide financial and other assistance to employees and their families who are victims of natural disasters, helping take care of housing, meals and other personal needs following a disaster. Also, numerous Company employees have experienced individual acts of caring and kindness from Don over the years without him seeking any attention or credit. This culture of family and care for each other will be a longstanding legacy of Don’s commitment to the Company and its employees.

Don, age 74, has served as Chairman of D.R. Horton, Inc. since it was formed in July 1991, and held the roles of President and CEO from July 1991 until November 1998. He was involved in the real estate and homebuilding industries since 1972, and was the founder, sole or principal stockholder, director and president of each of D.R. Horton’s predecessor companies, which date from 1978 to 1990.

Don is survived by his wife Marty and their children Ryan (Stacy) and Reagan (Michelle) and four grandchildren: Douglas, Madeline, Derek and Shelby. Details on a public memorial event to honor Don’s longstanding legacy will be made available at a later date.

About D.R. Horton, Inc.
D.R. Horton, Inc., America’s Builder, has been the largest homebuilder by volume in the United States since 2002 and has closed more than 1,000,000 homes in its over 45-year history. D.R. Horton has operations in 119 markets in 33 states across the United States and is engaged in the construction and sale of high-quality homes through its diverse product portfolio with sales prices generally ranging from $200,000 to over $1,000,000. The Company also constructs and sells both single-family and multi-family rental properties. During the twelve-month period ended March 31, 2024, D.R. Horton closed 87,801 homes in its homebuilding operations, in addition to 6,248 single-family rental homes and 2,536 multi-family rental units in its rental operations. D.R. Horton also provides mortgage financing, title services and insurance agency services for its homebuyers and is the majority-owner of Forestar Group Inc., a publicly traded national residential lot development company.

Contact
Jessica Hansen
SVP - Communications
MediaRelations@drhorton.com